Exhibit 5.1

Minkyu Park

+1 212 479 6588

Minkyu.Park@cooley.com

April 17, 2026

Evommune, Inc.

1891 Page Mill Road

Palo Alto, CA 94304

Re:	Evommune, Inc.

Ladies and Gentlemen:

We have acted as counsel to Evommune, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”), including the prospectus included in the Registration Statement (the “Prospectus”), covering the registration for resale by certain selling stockholders of 4,494,279 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), issued pursuant to the Securities Purchase Agreement dated February 12, 2026 (the “Agreement”), by and among the Company and the investors named therein.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the Prospectus, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the agreements pursuant to which the Shares were issued, and (d) such other records, documents, opinions, certificates, memoranda and instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

COOLEY LLP 55 HUDSON YARDS, NEW YORK, NY 10001

T: (212) 479-6000 F: (212) 479-6275 COOLEY.COM

Evommune, Inc.

April 17, 2026

Page Two

On the basis of the foregoing, in reliance thereon and subject to the assumption, exceptions, limitations and qualifications set forth herein, we are of the opinion that the Shares are validly issued, fully paid and nonassessable.

Our opinion is limited to the matters expressly set forth in this letter, and no opinion has been or should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof, and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

COOLEY LLP

By:	/s/ Minkyu Park
Minkyu Park

COOLEY LLP 55 HUDSON YARDS, NEW YORK, NY 10001

T: (212) 479-6000 F: (212) 479-6275 COOLEY.COM